         EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

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
                                                                  12 Weeks Ended                     40 Weeks Ended
                                                                  --------------                     --------------
                                                              January 4,      January 6,      January 4,      January 6,
                                                              ----------      ----------      ----------      ----------
                                                                1997             1996            1997            1996
                                                                ----             ----            ----            ----
PRIMARY
   Weighted average shares outstanding                         8,394,574     8,395,553       8,394,396       8,403,774
   Net effect of dilutive stock options -
      based on the treasury stock method                          21,250        44,959          26,579          33,158
                                                              ----------    ----------     -----------      ----------
          Total                                                8,415,824     8,440,512       8,420,975       8,436,932
                                                              ==========    ==========      ==========      ==========

   Net income (loss)                                          $2,006,163    $1,812,683     $(2,366,574)     $7,178,675
                                                              ==========    ==========      ==========      ==========
Per share amount                                                    $.24          $.21           $(.28)          $ .85
                                                              ==========    ==========      ==========      ==========



FULLY DILUTED
   Weighted average shares outstanding                         8,394,574     8,395,553       8,394,396       8,403,774
   Net effect of dilutive stock options -
      based on the treasury stock method
      using average market price                                  38,840        56,166          38,928          56,166
   Assumed conversion of 7% convertible
      subordinated debentures issued
      March 5, 1993                                            1,290,323     1,290,323       1,290,323       1,290,323
                                                              ----------    ----------     -----------      ----------
          Total                                                9,723,737     9,742,042       9,723,647       9,750,263
                                                              ==========    ==========      ==========      ==========

   Net income (loss)                                          $2,006,163    $1,812,683     $(2,366,547)     $7,178,675
   Add 7% convertible subordinated
      debenture interest, net of tax effect                      190,350       203,050         647,659         687,985
                                                              ----------    ----------     -----------      ----------
                                                              $2,196,513    $2,015,733     $(1,718,888)     $7,866,660
                                                              ==========    ==========      ==========       ==========

Per share amount                                                    $.23          $.21           $(.18)           $.81
                                                              ==========    ==========      ==========      ==========

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